FB Financial Corporation Reports Fourth Quarter 2025 Financial Results
Reports Q4 Diluted EPS of $1.07, Adjusted Diluted EPS* of $1.16

NASHVILLE, TENNESSEE—January 21, 2026—FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $57.0 million, or $1.07 per diluted common share, for the fourth quarter of 2025, compared to $0.43 in the previous quarter and $0.81 in the fourth quarter of last year. Adjusted net income* was $61.5 million, or $1.16 per diluted common share, compared to $1.07 in the previous quarter and $0.85 in the fourth quarter of last year.
For the year ended December 31, 2025, the Company reported net income of $122.6 million, or $2.45 per diluted common share, compared to $116.0 million, or $2.48 per diluted common share, for the year ended December 31, 2024. Adjusted diluted earnings per common share* were $3.99 and $3.40 for the years ended December 31, 2025 and 2024, respectively.
The Company ended the fourth quarter of 2025 with loans held for investment (“HFI”) of $12.38 billion compared to $12.30 billion at the end of the previous quarter and $9.60 billion at the end of the fourth quarter of last year. Deposits were $13.91 billion as of December 31, 2025, compared to $13.81 billion as of September 30, 2025, and $11.21 billion as of December 31, 2024. Net interest margin (“NIM”) was 3.98% for the fourth quarter of 2025, compared to 3.95% in the prior quarter and 3.50% in the fourth quarter of 2024. The Company ended the quarter with book value per common share of $37.64 and tangible book value per common share* of $30.27.
President and Chief Executive Officer, Christopher T. Holmes stated, “We closed the year with solid earnings and a balance sheet that underscores strength, stability, and significant growth potential. We also deployed capital during the quarter through a substantial share repurchase that delivered meaningful earnings accretion, demonstrating our confidence in the Company and our commitment to creating long-term value.”

				Annualized
(dollars in thousands, except share data)	Dec 2025	Sep 2025	Dec 2024	Dec 25 / Sep 25 % Change	Dec 25 / Dec 24 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,459,734	$1,428,401	$1,538,008	8.70%	(5.09)%
Loans held for sale	201,076	167,449	126,760	79.7%	58.6%
Loans HFI	12,383,626	12,297,600	9,602,384	2.78%	29.0%
Allowance for credit losses on loans HFI	(185,983)	(184,993)	(151,942)	2.12%	22.4%
Total assets	16,300,292	16,236,459	13,157,482	1.56%	23.9%
Interest-bearing deposits (non-brokered)	10,649,932	10,634,555	8,625,113	0.57%	23.5%
Brokered deposits	625,634	487,765	469,089	112.1%	33.4%
Noninterest-bearing deposits	2,634,395	2,690,635	2,116,232	(8.29)%	24.5%
Total deposits	13,909,961	13,812,955	11,210,434	2.79%	24.1%
Borrowings	212,764	213,638	176,789	(1.62)%	20.3%
Allowance for credit losses on unfunded commitments	16,196	17,392	6,107	(27.3)%	165.2%
Total common shareholders’ equity	1,948,165	1,978,043	1,567,538	(5.99)%	24.3%
Book value per common share	$37.64	$37.00	$33.59	6.86%	12.1%
Tangible book value per common share*	$30.27	$29.83	$28.27	5.85%	7.07%
Total common shareholders’ equity to total assets	12.0%	12.2%	11.9%
Tangible common equity to tangible assets*	9.84%	10.1%	10.2%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2025 Financial Supplement.
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FB Financial Corporation
Fourth Quarter 2025 Results

	Three Months Ended
(dollars in thousands, except share data)	Dec 2025	Sep 2025	Dec 2024
Statement of Income Highlights
Net interest income	$149,804	$147,240	$108,381
NIM	3.98%	3.95%	3.50%
Noninterest income	$28,795	$26,635	$21,997
Loss on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$(131)	$(646)	$(2,162)
Cash life insurance benefit	$1,148	$—	$—
Total revenue	$178,599	$173,875	$130,378
Noninterest expense	$107,548	$109,856	$73,174
Early retirement and severance costs	$1,395	$—	$463
Loss on lease terminations and other branch closure costs	$12	$270	$—
Certain nonrecurring charitable contributions	$1,130	$—	$—
Merger and integration costs	$4,611	$16,057	$—
Efficiency ratio	60.2%	63.2%	56.1%
Adjusted efficiency ratio*	56.3%	53.3%	54.6%
Pre-tax, pre-provision net revenue	$71,051	$64,019	$57,204
Adjusted pre-tax, pre-provision net revenue*	$77,118	$80,980	$59,829
Provisions for credit losses	$1,232	$34,417	$7,084
Net charge-offs ratio	0.05%	0.05%	0.47%
Net income applicable to FB Financial Corporation	$56,977	$23,375	$37,886
Diluted earnings per common share	$1.07	$0.43	$0.81
Effective tax rate	18.4%	21.0%	24.4%
Adjusted net income*	$61,494	$57,606	$39,835
Adjusted diluted earnings per common share*	$1.16	$1.07	$0.85
Weighted average number of shares outstanding - fully diluted	53,074,753	53,957,062	46,862,935
Returns on average:
Return on average total assets (“ROAA”)	1.40%	0.58%	1.14%
Adjusted*	1.51%	1.43%	1.20%
Return on average shareholders’ equity	11.6%	4.69%	9.63%
Return on average tangible common equity (“ROATCE”)*	14.4%	5.82%	11.5%
Adjusted*	15.9%	14.7%	12.2%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2025 Financial Supplement.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $12.38 billion at the end of the fourth quarter of 2025, compared to $12.30 billion at the end of the prior quarter. Net growth in loans was attributable to increases of $34.2 million in commercial real estate loans, $28.4 million in residential real estate loans and $26.8 million in commercial and industrial loans offset by a $6.9 million decline in construction loans.
The Company reported total deposits of $13.91 billion at the end of the fourth quarter compared to $13.81 billion at the end of the third quarter. Total cost of deposits decreased to 2.40% during the fourth quarter compared to 2.53% in the third quarter of 2025. Lower costs were driven by the reduction in the federal funds rate, which decreased the expense of the Company's indexed deposits and supported lower costs across other interest-bearing deposits. Noninterest-bearing deposits were $2.63 billion at the end of the quarter compared to $2.69 billion at the end of the third quarter of 2025.
The Company reported net interest income on a tax-equivalent basis of $150.6 million for the fourth quarter of 2025, up from $148.1 million in the prior quarter. NIM increased to 3.98% for the fourth quarter of 2025 from 3.95% for the previous quarter, driven primarily by lower funding costs, including a 13 basis point reduction in deposit costs. This was partially offset by an 11 basis point decrease in the yield on loans HFI. Net accretion from purchase accounting adjustments impacted margin by 17 basis points in the fourth quarter of 2025.
The contractual yield on loans HFI decreased to 6.34% from 6.45% in the third quarter of 2025 and the cost of interest-bearing deposits decreased to 2.99% from 3.16% in the previous quarter.
Holmes continued, “Our balance sheet delivered modest loan growth in the fourth quarter as several large credits paid down late in the year and others in our pipeline shifted into 2026. For deposits, we remain focused on growing core banking deposits while intentionally reducing non-core funds, building a more durable and valuable funding base. Net interest income on a tax-equivalent
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FB Financial Corporation
Fourth Quarter 2025 Results

basis was a standout, surpassing $150 million for the quarter. These results reflect our disciplined approach and unwavering focus on building long-term value through strong fundamentals.”
Noninterest Income
Adjusted noninterest income* was $27.7 million for the fourth quarter of 2025, compared to $27.3 million and $24.2 million for the prior quarter and fourth quarter of 2024, respectively.
Mortgage banking income was $13.5 million in both the fourth quarter of 2025 and the prior quarter compared to $10.6 million in the fourth quarter of 2024.
Noninterest Expense
Adjusted noninterest expense* during the fourth quarter of 2025 was $100.4 million compared to $93.5 million for the prior quarter and $72.7 million for the fourth quarter of 2024. The increase reflects higher performance-based compensation resulting from exceeding performance targets. During the fourth quarter of 2025, the Company’s adjusted efficiency ratio*1was 56.3%, compared to 53.3% in the previous quarter and 54.6% in the fourth quarter of 2024.
Chief Financial Officer Michael Mettee commented, “Adjusted noninterest expense* came in higher than the prior quarter, driven by performance-related accruals, while adjusted operating expenses tracked as expected. In managing expenses and capital investments in our core business, our goal is to continuously create additional operating leverage. We are focused on maximizing value from every dollar spent and positioning the Company for sustained revenue growth.”
Credit Quality
In the fourth quarter, the Company recorded provision expense of $2.4 million related to loans HFI and a provision reversal of $1.2 million associated with unfunded loan commitments. At the end of the fourth quarter of 2025, the Company had an allowance for credit losses on loans HFI of $186.0 million, representing 1.50% of loans HFI compared to $185.0 million, or 1.50% of loans HFI, at the end of the prior quarter.
The Company had net charge-offs of $1.4 million in the fourth quarter of 2025, representing annualized net charge-offs of 0.05% of average loans HFI, compared to 0.05% in the prior quarter and 0.47% in the fourth quarter of 2024. For the year ended December 31, 2025, the Company experienced net charge-offs of $6.7 million, or 0.06% of average loans HFI, compared to 0.14% for the year ended December 31, 2024.
The Company’s nonperforming loans HFI as a percentage of total loans HFI increased to 0.97% as of the end of the fourth quarter of 2025, compared to 0.94% in the prior quarter and 0.87% in the fourth quarter of 2024. Nonperforming assets as a percentage of total assets increased to 0.97% as of the end of the fourth quarter of 2025, compared to 0.89% at the end of the prior quarter and 0.93% as of the end of the fourth quarter of 2024.
Holmes commented, “Charge-offs held steady at a very low level through the quarter and nonperforming assets were also relatively stable. Our allowance remains healthy, and our overall credit outlook continues to be stable with the Company well-positioned moving into 2026.”
Capital
The Company maintained its strong capital position in the fourth quarter, resulting in a preliminary total risk-based capital ratio of 13.2%, preliminary common equity tier 1 ratio of 11.4% and tangible common equity to tangible assets ratio* of 9.84%. The Company repurchased 1,717,948 shares during the quarter.
Holmes continued, “We repurchased approximately 3% of our outstanding common shares during the quarter while maintaining a strong tangible common equity to tangible assets ratio* of almost 10%. Our focus remains on optimizing capital utilization, and we will maintain conservative levels of capital as we seek the right opportunities to drive long-term value.”
Summary
Holmes finalized, “We closed the year, with the Company celebrating successes of 2025, but even more excited about 2026. I’m incredibly proud of the team for executing on a strategic combination, driving a successful share repurchase, restructuring the balance sheet, and attracting key talent. These deliberate actions weren’t just about finishing strong; they were about building a foundation for sustainable growth. We enter 2026 with momentum, flexibility and confidence, ready to capitalize on opportunities and deliver long-term value for our shareholders, clients and communities.”
*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2025 Financial Supplement.

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FB Financial Corporation
Fourth Quarter 2025 Results

WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on January 22, 2026, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 7530998) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through January 29, 2026, by dialing 1-855-669-9658 and entering confirmation code 8508111.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=ofk8Kn9Q. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, in Tennessee, Kentucky, Alabama, and Georgia. FB Financial Corporation has approximately $16.3 billion in total assets and operates 90 full-service bank branches across its footprint.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-435-0952
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Fourth Quarter 2025 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Fourth Quarter 2025 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on January 21, 2026.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from acquisitions, including risks that cost savings and other synergies from completed or future mergers may not be realized (or may be less than or delayed from expectations), challenges in integrating acquired businesses, disruptions to customer, employee, or other relationships, diversion of management attention, and the ability to effectively manage larger or more complex operations post-transaction; (7) the Company’s ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments,
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FB Financial Corporation
Fourth Quarter 2025 Results

(10) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (11) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, (12) the impact, extent and timing of technological changes, (13) concentrations of credit or deposit exposure, (14) the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events, (15) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and/or (16) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated adjusted revenue, consolidated adjusted and segment noninterest expense and consolidated adjusted noninterest income, consolidated adjusted efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be adjusted in nature. The Company refers to these non-GAAP measures as adjusted measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-adjusted gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s Fourth Quarter 2025 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
Fourth Quarter 2025 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Dec 2025	Sep 2025	Dec 2024
Selected Balance Sheet Data
Cash and cash equivalents	$1,155,895	$1,280,033	$1,042,488
Investment securities, at fair value	1,459,734	1,428,401	1,538,008
Loans held for sale	201,076	167,449	126,760
Loans HFI	12,383,626	12,297,600	9,602,384
Allowance for credit losses on loans HFI	(185,983)	(184,993)	(151,942)
Total assets	16,300,292	16,236,459	13,157,482
Interest-bearing deposits (non-brokered)	10,649,932	10,634,555	8,625,113
Brokered deposits	625,634	487,765	469,089
Noninterest-bearing deposits	2,634,395	2,690,635	2,116,232
Total deposits	13,909,961	13,812,955	11,210,434
Borrowings	212,764	213,638	176,789
Allowance for credit losses on unfunded commitments	16,196	17,392	6,107
Total common shareholders’ equity	1,948,165	1,978,043	1,567,538
Selected Statement of Income Data
Total interest income	$235,238	$236,898	$186,369
Total interest expense	85,434	89,658	77,988
Net interest income	149,804	147,240	108,381
Total noninterest income	28,795	26,635	21,997
Total noninterest expense	107,548	109,856	73,174
Earnings before income taxes and provisions for credit losses	71,051	64,019	57,204
Provisions for credit losses	1,232	34,417	7,084
Income tax expense	12,834	6,227	12,226
Net income applicable to noncontrolling interest	8	—	8
Net income applicable to FB Financial Corporation	$56,977	$23,375	$37,886
Net interest income (tax-equivalent basis)	$150,642	$148,088	$109,004
Adjusted net income*	$61,494	$57,606	$39,835
Adjusted pre-tax, pre-provision net revenue*	$77,118	$80,980	$59,829
Per Common Share
Diluted net income	$1.07	$0.43	$0.81
Adjusted diluted net income*	1.16	1.07	0.85
Book value	37.64	37.00	33.59
Tangible book value*	30.27	29.83	28.27
Weighted average number of shares outstanding - fully diluted	53,074,753	53,957,062	46,862,935
Period-end number of shares	51,752,401	53,456,522	46,663,120
Selected Ratios
Return on average:
Assets	1.40%	0.58%	1.14%
Shareholders’ equity	11.6%	4.69%	9.63%
Tangible common equity*	14.4%	5.82%	11.5%
Efficiency ratio	60.2%	63.2%	56.1%
Adjusted efficiency ratio (tax-equivalent basis)*	56.3%	53.3%	54.6%
Loans HFI to deposit ratio	89.0%	89.0%	85.7%
Noninterest-bearing deposits to total deposits	18.9%	19.5%	18.9%
Net interest margin (tax-equivalent basis)	3.98%	3.95%	3.50%
Yield on interest-earning assets	6.23%	6.35%	6.01%
Cost of interest-bearing liabilities	3.02%	3.21%	3.40%
Cost of total deposits	2.40%	2.53%	2.70%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.50%	1.50%	1.58%
Annualized net charge-offs as a percentage of average loans HFI	0.05%	0.05%	0.47%
Nonperforming loans HFI as a percentage of loans HFI	0.97%	0.94%	0.87%
Nonperforming assets as a percentage of total assets	0.97%	0.89%	0.93%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	12.0%	12.2%	11.9%
Tangible common equity to tangible assets*	9.84%	10.1%	10.2%
Tier 1 leverage	10.3%	10.6%	11.3%
Tier 1 risk-based capital	11.4%	11.7%	13.1%
Total risk-based capital	13.2%	13.6%	15.2%
Common equity Tier 1	11.4%	11.7%	12.8%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Fourth Quarter 2025 Financial Supplement.
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